Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 7, 2013 (except for the effects of the reclassification described in Note 1, as to which the date is November 12, 2013), with respect to the combined financial statements of RSP Permian, L.L.C. and Rising Star Energy Development Co., L.L.C. contained in the Prospectus, filed on January 17, 2014, related to the Registration Statement on Form S-1 (File No. 333-192268), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the use of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Dallas, Texas

February 4, 2014